Exhibit 99.2

Ditech Communications Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended October 31, 2002	Three Months Ended January 31, 2003	Three Months Ended April 30, 2003

Revenue	$8,314	$9,147	$10,046

Cost of goods sold	3,424	3,187	3,641

Gross profit	4,890	5,960	6,405

Operating expenses:
Sales and marketing	3,233	3,245	2,429
Research and development	2,525	2,201	2,697
General and administrative	1,377	1,308	1,204

Total operating expenses	7,135	6,754	6,330

Income (loss) from operations	(2,245)	(794)	75

Other income, net	496	437	294

Income (loss) from continuing operations	(1,749)	(357)	369

Discontinued operations:
Loss from discontinued operations	(17,844)	(3,251)	(4,206)

Net loss	$(19,593)	$(3,608)	$(3,837)

Basic and diluted income (loss) per share from continuing operations	$(0.06)	$(0.01)	$0.01
Basic and diluted loss per share from discontinued operations	$(0.59)	$(0.11)	$(0.14)

Basic and diluted net loss per share	$(0.65)	$(0.12)	$(0.13)

Weighted shares used in per share calculation:
Basic and diluted	30,360	30,447	30,456